As filed with the Securities and Exchange Commission on December 2, 2020.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

KINNATE BIOPHARMA INC.
(Exact name of Registrant as specified in its charter)

Delaware	2834	82-4566526

11975 El Camino Real, Suite 101
San Diego, CA 92130
(858) 299-4699

Nima Farzan
President and Chief Executive Officer
Kinnate Biopharma Inc.
11975 El Camino Real, Suite 101
San Diego, CA 92130
(858) 299-4699

Copies to:

Tony Jeffries Miranda Biven Jennifer Knapp Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300	Mark Meltz Chief Operating Officer and General Counsel Kinnate Biopharma Inc. 11975 El Camino Real, Suite 101 San Diego, CA 92130 (858) 299-4699	Charles Kim Jonie Kondracki Dave Peinsipp Cooley LLP 4401 Eastgate Mall San Diego, CA 92121 (858) 550-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement. If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ Registration No. 333-250086

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common stock, $0.0001 par value per share	575,000	$20.00	$11,500,000.00	$1,255

(1)
Represents only the additional number of shares being registered and includes 75,000 additional shares of common stock that the underwriters have the option to purchase. Does not include the securities that the registrant previously registered on the registration statement on Form S-1 (File No. 333-250086).

(2)
The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price. The registrant previously registered securities at an aggregate offering price not to exceed $251,275,000 on a registration statement on Form S-1 (File No. 333-250086), which was declared effective by the Securities and Exchange Commission on December 2, 2020. In accordance with Rule 462(b) under the Securities Act of 1933, as amended, an additional amount of securities having a proposed maximum aggregate offering price of $20.00 is hereby registered, which includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares.

This registration statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

Kinnate Biopharma Inc., a Delaware corporation (the “Company”), is filing this registration statement with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended. This registration statement relates to the public offering of securities contemplated by the registration statement on Form S-1 (File No. 333-250086) originally filed on November 13, 2020, as amended, or the Prior Registration Statement, and which the Securities and Exchange Commission declared effective on December 2, 2020.

The Company is filing this registration statement for the sole purpose of increasing by 575,000 shares the number of shares of its common stock, par value $0.0001 per share, to be registered for sale. The additional shares that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement, and all exhibits to the Prior Registration Statement, are hereby incorporated by reference into this registration statement.

The required opinions and consents are listed on the Exhibit Index attached hereto and are filed herewith.

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
24.1	Power of Attorney (see page II-6 of the Registration Statement on Form S-1 (File No. 333-250086) filed on November 13, 2020).

II-1

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, California, on December 2, 2020.

KINNATE BIOPHARMA INC.

By:	/s/ Nima Farzan
Nima Farzan
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Nima Farzan	President, Chief Executive Officer and Director (Principal Executive Officer)	December 2, 2020
Nima Farzan

/s/ Mark Meltz	Chief Operating Officer and General Counsel (Principal Financial and Accounting Officer)	December 2, 2020
Mark Meltz

*	Chair of the Board	December 2, 2020
Dean Mitchell

*	Director	December 2, 2020
Melissa Epperly

*	Director	December 2, 2020
Keith Flaherty, M.D.

*	Director	December 2, 2020
Carl Gordon, Ph.D.

*	Director	December 2, 2020
Stephen Kaldor, Ph.D.

*	Director	December 2, 2020
Michael Rome, Ph.D.

*	Director	December 2, 2020
Laurie Smaldone Alsup

*	Director	December 2, 2020
Jim Tananbaum, M.D.

*By: /s/ Nima Farzan
Nima Farzan, Attorney-in-fact

II-2